Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Verano Holdings Corp.

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Verano Holdings Corp. (f.k.a. Verano Holdings LLC) (the Company) of our report dated April 26, 2022, relating to the consolidated balance sheet as of December 31, 2020, and the related consolidated statements of operations and comprehensive loss, changes in shareholders’ equity and cash flows for each of the two-years ended December 31, 2020 and 2019, which appears in the December 31, 2021 Form 10-12G/A of the Company.

/s/ Macias Gini & O’Connell LLP

Chicago, Illinois

June 28, 2022